Exhibit 5.1

ATTORNEYS AT LAW 100 NORTH TAMPA STREET, SUITE 2700 TAMPA, FL 33602-5810 P.O. BOX 3391 TAMPA, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX foley.com

July 8, 2008
CLIENT/MATTER NUMBER 084147-0102

Homeowners Choice, Inc.

145 NW Central Park Plaza, Suite 115

Port St. Lucie, Florida 34986

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Homeowners Choice, Inc. (the “Company”) of a Registration Statement (No. 333-150513) on Form S-1 (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), including a related prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C (the “Prospectus”) under the Securities Act of 1933, as amended, and the public offering of up to 1,666,668 Units, with each “Unit” consisting of one share (collectively, the “Shares”) of the Company’s common stock, no par value (“Common Stock”) and one warrant (“Warrant”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company’s Articles of Incorporation (as amended); the Company’s Bylaws (as amended); and minutes, resolutions and records of the Company’s Board of Directors authorizing the issuance of the Units subject to the Registration Statement, together with certain related matters, and we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates, and other instruments of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions set forth in this letter are limited solely to the laws of the State of Florida, and we express no opinion as to the laws of any other jurisdiction. This letter has been prepared and is to be construed in accordance with the Reports on Standards for Opinions of Florida Legal Counsel for Business and Real Estate Transactions (September 1998) (the “Report”), and the Report is incorporated by reference in this letter.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares underlying the Units and the Warrants have been duly authorized, and when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable. We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP FOLEY & LARDNER LLP